Exhibit 5.1

Opinion of Gerald B. Engen, Jr.

MYR Group Inc.
1701 W. Golf Road
Rolling Meadows, Illinois 60008

December 30, 2008

MYR Group Inc.
1701 W. Golf Road
Rolling Meadows, Illinois 60008

Re: MYR Group Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Chief Legal Officer and Secretary of MYR Group Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the filing of a Registration Statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 3,365,942 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable pursuant to the Company’s 2006 Stock Option Plan and the 2007 Long-Term Incentive Plan (the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, as filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Act, (ii) the Plans, (iii) the form of grant agreement applicable to each of the Plans, respectively, (iv) the Restated Certificate of Incorporation of the Company, as currently in effect, (v) the Amended and Restated Bylaws of the Company, as currently in effect, (vi) a specimen common stock certificate representing the Shares, and (vii) certain resolutions adopted by the Board of Directors of the Company relating to the Plans and the filing of the Registration Statement.

I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(a)	I have assumed that the Shares will be issued in accordance with grant agreements in the form of the applicable form of grant agreement;

(b)
I have assumed that the consideration received by the Company for each Share issued upon the exercise of options and delivered pursuant to each such grant agreement shall not be less than the exercise price described in the Registration Statement; and

(c)
I have assumed that the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Shares and such stock certificates will conform to the specimen certificate examined by me.

My opinion set forth below is limited to Delaware corporate law. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, I am of the opinion that the Shares under the Plans have been duly and validly authorized, and when the Shares have been issued, delivered and paid for pursuant to the terms of the Plans and duly registered by the transfer agent and registrar, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.  This opinion is express as of the date hereof unless otherwise expressly stated, and I disclaim my undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Gerald B Engen, Jr.
Gerald B. Engen, Jr.